DISTRIBUTOR AGREEMENT


         This Distributor Agreement (the "Agreement") is entered into to be effective as of January 1, 2000 by and between Medwave, Inc. (the "Company") and Critical Care Concepts, Inc. ("Distributor").

RECITALS:

         The Company engages in the business of manufacturing, marketing and selling devices used in monitoring blood pressure. Distributor desires to be appointed, and the Company has agreed to appoint Distributor, as an exclusive distributor of the Company's products within a defined geographical territory, pursuant to the terms and conditions of this Agreement.

AGREEMENT:

         In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.       Designation as Distributor.

                  a. Appointment. Subject to the terms and conditions of this Agreement, the Company hereby grants Distributor the right to purchase the products listed on Exhibit A attached hereto (the "Product" or "Products") for resale to the market segment defined in Exhibit B attached hereto ("Market Segment") located within the geographical territory described in Exhibit B attached hereto (the "Territory"). Distributor is not authorized to solicit sales of or sell the Products to customers who are not part of the Market Segment or who are located outside the Territory.

                  b. Modification and Discontinuance of Products. The Company reserves the right to discontinue any Product or Product line, or to modify any Product, without incurring any liability to Distributor except that Distributor's rights herein shall continue to apply to any Product as modified.

                  c. Exclusivity. The Company agrees not to grant any other party or to itself sell the Products in the Market Segment in that portion of the Territory which is described as the "exclusive" Territory in Exhibit B, except as otherwise provided in Sections 1.d and 1.e below.

                  d. National Accounts. The Company reserves the right to designate certain buying groups, such as Columbia, Premier, Novation, Tenent, or Amerinet, which provide for a discounted selling price of the Product, as national accounts ("National Accounts"). The Company shall provide Distributor with written notice of its designation of any company as a National Account. If the Company secures a National Account, the Company and Distributor will split equally the amount by which the discounted selling price for the Product(s) sold to such National Accounts is less than the prices for the Products determined in accordance with Section 3.a of this Agreement; provided, however, that in no event shall Distributor receive less than a margin of twenty percent (20%) in connection with sales of Products to National Accounts.

                  e. Rental Agents. The Company reserves the right to set up rental agents who would solicit the rental of the Products in the Territory. The Company agrees to offer Distributor the opportunity to act as a rental agent should the Company decide, in its sole discretion, to enter the rental market. If the Company sells Product(s) directly to any entity acting as a rental agent in the Territory (other than the Distributor), the Company shall pay to Distributor a commission equal to twenty percent (20%) of the sales price to such rental agent.

                  2.       Purchase of Products.

                  a. Placement of Orders. Distributor shall order the Products by delivering a written purchase order to the Company. All orders are subject to acceptance or rejection by the Company, at its sole discretion. Orders shall be binding upon the Company only upon its written acceptance of the purchase order or upon shipment of the products, whichever occurs first.

                  b. Terms and Conditions. This Agreement, together with the Company's standard terms and conditions of sale, as amended from time to time, which are not inconsistent with the terms of this Agreement, sets forth the exclusive contract terms between the parties and shall apply to all orders for the Products. The Company rejects any terms in any order forms submitted by Distributor or other Distributor documents which are different from or additional to the provisions hereof and no such terms shall be binding upon the Company notwithstanding the Company's acceptance and shipment of Products specified in Distributor's orders containing such terms.

                  c. Warranties. The Company represents and warrants the Products to the end user of the Product in accordance with the Company's written limited warranty set forth in the Company's standard terms and conditions of sale and the Product literature, as may be amended from time to time by the Company ("Limited Warranty"). EXCEPT AS EXPRESSLY PROVIDED IN THE LIMITED WARRANTY, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO DISTRIBUTOR OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OR TRADE OR ANY OTHER MATTER. NO EMPLOYEE, REPRESENTATIVE OR AGENT OF THE COMPANY HAS ANY AUTHORITY TO BIND THE COMPANY TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY EXCEPT AS STATED IN THE COMPANY'S WRITTEN WARRANTY POLICY.

         3.       Prices and Payment.

                  a. Prices. The prices for the Products payable by Distributor to the Company shall be the Company's suggested retail list prices which are in effect at the time Distributor submits its order to the Company less the percentage discount set forth on Exhibit C attached hereto. The Company's suggested retail list prices are subject to change at any time in the Company's sole discretion; provided, however, such prices shall not be used to determine Distributor's prices for the Products until at least ten (10) days after delivery of such revised suggested retail price list to Distributor by the Company.

                  b. Taxes; Shipping Costs. All prices are F.O.B. the Company's Minnesota facility or the Company's manufacturer's facility. Distributor shall pay or reimburse the Company for any and all taxes, fees, duties or other governmental charges and for any and all delivery and shipping insurance costs.

                  c. Payment. Distributor shall make all payments in U.S. dollars at the Company's Minnesota facility by the thirtieth (30th) day after the date of the Company's invoice. If the Company does not receive payment within such thirty (30) day time period, the Company reserves the right to make all future deliveries of the Product on a COD basis, until all such past due amounts are paid in full. In addition, non-payment is grounds for termination of this Agreement as provided in Section 13.a.
         herein.

                  d. Late Payment Fee/Collection Costs. Any amounts not paid by Distributor when due will be subject to a late payment fee computed daily at a rate equal one and one half percent (1.5%) per month or at the highest rate permitted under applicable usury law, whichever is lower. In addition, Distributor shall be liable to the Company for all costs and expenses incurred by the Company for collection of any such amounts not paid when due, including, without limitation collection agency fees and reasonable attorneys' fees and expenses, regardless whether suit or legal action is commenced.

         4.       The Company's Duties.

                  a. Promotional Materials. The Company shall furnish to Distributor at no cost reasonable quantities of currently available Product sales literature and materials for Distributor's use in soliciting sales of the Products.

                  b. Product Information Seminars. The Company may provide, from time to time, at the Company's office, seminars for Distributor and Distributor's employees or agents regarding the Products. Appropriate sales personnel of Distributor shall attend such seminars. The cost of conducting such seminars shall be paid for by the Company and all other costs associated therewith, including travel, food and lodging expenses, shall be paid by Distributor.

                  c. Initial Product Information Seminars. As soon as reasonably practical after execution hereof, the Company agrees to hold an initial Product information seminar for Distributor's sales personnel at a time and a location mutually agreed upon between the parties. The Company agrees to create appropriate education material for dissemination at such seminar. The cost of conducting such seminar shall be paid for by the Company, including, without limitation, any travel, food and lodging for the Company's personnel. The cost associated with attendance by Distributor's sales personnel shall be paid by Distributor, including, without limitation, any travel, food and lodging expenses of Distributor's sales personnel.

                  d. Upgrading Demonstration Products. If the Company significantly improves the Products, it agrees to upgrade the demonstration Products in Distributor's possession or replace such demonstration units with a new revised demonstration Product, at no cost to Distributor.

         5. Distributor's Duties. Distributor agrees to perform the following duties at Distributor's own expense.

                  a. Promotion. Distributor shall use Distributor's best efforts to promote the acceptance and sale of, and to solicit inquiries and orders for, the Products in the Territory. Distributor shall direct to the Company all orders and inquires it receives concerning the Products from parties outside of the Territory or from parties who are not part of the Market Segment. Distributor agrees not to promote, sell or deliver any of the Products outside of the Territory or to any party not part of the Market Segment. Distributor agrees to classify the Products as part of the "exclusive" products marketed and sold by Distributor, and, as such, shall provide its sales personnel with additional incentives to market and sell the Products as compared to Distributor's "non-exclusive" products.

                  b. Noncompetition. During the term of this Agreement, Distributor agrees to not, directly or indirectly, represent, solicit, sell, rent or purchase any product (including any non-invasive blood pressure devices) that competes with the Products in the Territory.

                  c. Training. Distributor shall provide the customers in the Territory with the training necessary for the customer to utilize the Product in accordance with the Company's written training protocol, as amended from time to time. Distributor shall provide such training to National Accounts at the Company's written request, provided, that the parties agree on a percentage commission payable to Distributor for such services, as provided in Exhibit C attached hereto.

                  d. Customer Complaints. Distributor agrees to immediately report to the Company any customer complaints and, at the Company's request, investigate and report on any customer complaints concerning Products sold or delivered within the Territory. In addition, the Distributor agrees to support the complaint process developed and utilized by the Company.

                  e. Written Reports. Distributor shall supply to the Company on a monthly basis a written report of Distributor's projected sales of

         Products for the following ninety (90) day period. Such report shall also contain a list of the names of each customer that purchased the Product during the prior calendar month and the date of purchase.

                  f. Representations and Warranties. Neither Distributor nor Distributor's employees or agents shall make any representation or warranty with respect to the Products except those specifically set forth in written materials and product literature provided by the Company.

                  g. Recall. In the event of a recall of any of the Products, Distributor will cooperate fully with the Company effecting such a recall, including without limitation, promptly contacting any customers which the Company desires be contacted during the course of any such recall and promptly communicating to such customers such information or instructions as the Company may desire be transmitted to such customers.

                  h. Laws and Regulations. Distributor shall conform to all applicable laws and regulations and to the highest business ethics in performing Distributor's obligations in accordance with the terms of this Agreement.

                  i. Trade Shows. Distributor shall attend state and regional trade shows in the Territory relating to the Products and shall assist the Company, at the Company's request, in staffing a booth sponsored by the Company at any national trade show.

         6.       Quota.

                  a. Initial Quota. Distributor shall resell that number of the Products in the Territory during the initial eighteen (18) month period during the Initial Term of this Agreement as set forth on Exhibit E attached hereto ("Quota").

                  b. Consequences of Failure to Meet Quota. If Distributor fails to meet at least eighty percent (80%) of the Quota during any Quota period, the Company shall have the right to terminate this Agreement as follows: (a) the Distributor shall have sixty (60) days following the end of such Quota period to cure the shortfall in sales (which shall be calculated as sales in excess of the monthly allocation of the current Quota for such sixty (60) day period); and (b) if the shortfall is not cured, the Company can terminate this Agreement by giving sixty (60) days prior written notice to Distributor. The Company may not terminate this Agreement if Distributor's failure to meet Quota was due to the Company's inability to fill orders for Products submitted by Distributor.

                  c. Future Quota. The parties agree to negotiate in good faith to establish Quota for the second eighteen (18) month period during the Initial Term of this Agreement, and for the Renewal Term, if any. If the parties are unable to agree on such Quota within thirty (30) days after the end of the last established Quota period, the Quota shall not exceed one hundred twenty five percent (125%) of the prior Quota period or of the actual sales performance of Distributor during the prior Quota period, whichever is greater.

         7. Trademarks, Patents and Use of Name. Distributor acknowledges that the Company is not by this Agreement granting any right or license whatsoever, by implication, estoppel or otherwise, to Distributor to utilize any information, know-how, proprietary data, trademarks or patent rights which the Company may have or may secure in the future relating to any of the Products. Distributor agrees not to use the Company's name, any other similar name or any other trademark of the Company except to indicate that Distributor is an authorized sales Distributor of the Company in advertising, pamphlets, letterhead or other media approved in writing by the Company prior to its use or dissemination.

         8.       Confidential Information.

                  a. Definition. "Confidential Information" with respect to a party means any information or compilation of information which is proprietary to such party and which relates to its existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, manufacturing methods, processes, techniques, tooling, sales techniques, marketing plans or proposals, pricing and sales information, financial information, existing or potential customer lists and all other customer information. Information shall be treated as Confidential Information irrespective of its source and all information which such party identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information.

                  b. Nondisclosure. During the term of this Agreement and at all times thereafter, each party agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for its own or another's benefit any Confidential Information relating to the other party or permit the same to be used in competition with such other party. Each party agrees to refrain from such acts and omissions which would reduce the value of the Confidential Information to such other party.

         9. Assignment of Inventions. Distributor agrees to and does hereby assign to the Company any inventions created or conceptualized by Distributor or any of its employees during the term of this Agreement relating to non-invasive blood pressure monitoring. Distributor agrees, at the Company's expense, to give the Company all reasonable assistance it reasonably requires to perfect, protect or use its right to such inventions.

         10.      Independent Contractor.

                  a. Relationship. Distributor is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venturer, partner or franchisee of the Company for any purpose whatsoever. Accordingly, Distributor shall be exclusively responsible for the manner in which Distributor performs Distributor's duties under this Agreement and for the profitability or lack thereof of Distributor's activities under this Agreement. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. Distributor does not have, and shall not represent itself as having, any right or authority to obligate or bind the Company in any manner whatsoever.

                  b. Employee Obligations. Distributor shall be solely responsible to Distributor's own employees for any compensation due them and for compliance with all applicable laws with respect to workmen's compensation, withholding taxes, unemployment compensation, social security payments, and any other charges against compensation imposed by any governmental authority as to Distributor's own employees. Distributor agrees to provide proof of workmen's compensation coverage for Distributor's employees upon the request of the Company.

         11.      Indemnification.

                  a. By Distributor. Distributor shall indemnify and hold the Company harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) which the Company may suffer or incur as a result of any third party claim of any kind whatsoever alleging personal injury, damage, economic loss or other damage caused by or arising out of: (i) any act or omission by Distributor or any of Distributor's employees or agents which violates this Agreement; (ii) any representation or warranty given by Distributor, or Distributor's employees or agents regarding the Products which is different from or in addition to the representations and warranties regarding the Products contained in the Company's written marketing and promotional materials; (iii) the demonstration, installation, servicing or repair of the Products carried out by Distributor or Distributor's employees or agents, contrary to the instructions of or without the authorization of the Company; (iv) any Product defect proximately caused by or resulting from the willful act or negligence of Distributor, Distributor's agents or employees; or (v) the employment or engagement by Distributor of any person or entity.

                  b. By the Company. The Company shall indemnify and hold the Distributor harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) which Distributor may suffer or incur as a result of any third party claim of any kind whatsoever alleging personal injury, damage, economic loss or other damage caused by or arising out of (i) any act or omission by Distributor or any of Distributor's employees or agents which violates this Agreement; (ii) the defective manufacture of the Products or the negligent design of the Products, (iii) the breach of the written warranty, if any, provided by the Company to end users regarding the Products, or (iv) the employment or engagement by the Company of any other person or entity.

                  c. Right to Defend Third Party Claims. The indemnified party shall notify the indemnifying party of any third party claim made against it within ten (10) days of knowledge of the same if the indemnified party intends to seek indemnity with respect to such claim under this Section. The indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing, the defense and settlement of any such claim. The indemnified party shall have the right to be represented by counsel of its own choosing, but at its own expense. So long as the indemnifying party is contesting any such claim in good faith, the indemnified party shall not pay or settle such claim.

         12. Term. This Agreement shall commence as of the effective date set forth on the first page of this Agreement and shall remain in effect for a period of three (3) years (the "Initial Term"), unless terminated earlier pursuant to the terms of Section 13. This Agreement shall automatically renew for one additional one (1) year term (the "Renewal Term") if Distributor meets its sales Quota for the entire Initial Term. Otherwise, this Agreement may only be renewed after the expiration of the Initial Term or the Renewal Term by the mutual written agreement of both parties hereto.

         13.      Termination.

                  a. Nine Month Review. At the end of the first nine (9) months after the effective date of this Agreement, the parties agree to meet to discuss any issues either party may have relating to this Agreement (the "Nine Month Review"). Each party agrees to raise with the other party any issues it has with the other party at the Nine Month Review and to discuss the issues raised by the other party during the Nine Month Review. After the nine Month Review, but no later than ten (10) months after the effective date of this Agreement, the Company shall have the right to terminate this Agreement effective immediately upon delivery of written notice to Distributor if the Distributor has failed to resell three hundred forty (340) units of Products during the nine
         (9) month period; and Distributor shall have the right to terminate this Agreement effective immediately upon delivery of written notice to the Company if the Company has failed to resolve issues raised by Distributor relating to material non-performance of the Products or the Company was unable to produce sufficient quantities of the Product in the nine (9) month period in order to keep up with customer demand in the Territory.

                  b. Breach of Agreement. Either party may terminate this Agreement by delivery of written notice to the other party if the other party breaches any of the terms and conditions of this Agreement; provided, however, such notice shall not be effective unless and until such breach remains uncured for a period of thirty (30) days after delivery of such notice; provided, however, if such breach is non-payment by Distributor, the cure period shall be fifteen (15) business days rather than thirty (30) days. Failure to meet the Quota for the Territory, as defined in Exhibit E, shall allow the Company to terminate this Agreement in accordance with the provisions of Section 6.

                  c. Insolvency. Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) ceases to actively conduct Distributor's business, (ii) files a voluntary petition for bankruptcy or has filed against Distributor an involuntary petition for bankruptcy not dismissed within sixty (60) days in case of involuntary filing, (iii) becomes unable to pay Distributor's debts as they become due, (iv) makes a general assignment for the benefit of its creditors or (v) applies for the appointment of a receiver or trustee for substantially all of it's property or assets or permits the appointment of any such receiver or trustee who is not discharged within sixty (60) days of such appointment.

                  d. Sale to Competitor. The Company may terminate this Agreement effective immediately upon delivery of written notice to Distributor if a direct competitor of the Company acquires ownership or control of the Distributor by any means, including, without limitation, by way of merger, reorganization, stock sale, stock redemption or sale of all or substantially all of the assets of Distributor, without the Company's prior written consent.

         14.      Effect of Termination.

                  a. Return of Supplies and Confidential Information. Upon expiration or termination of this Agreement, Distributor shall immediately cease soliciting orders for the Products and using the Company's trademark(s), and shall, within ten (10) days after request by the Company, return to the Company any supplies provided at no charge and copies of Product literature and materials and all documents or copies thereof containing any Confidential Information of the Company. Distributor shall be entitled to retain copies of Product literature necessary to resell any existing Products in Distributor's inventory subject to the provisions of subsection c below.

                  b. Payment Obligations. Distributor shall promptly pay when due any amounts owing to the Company on orders of the Products accepted by the Company prior to the effective date of expiration or termination.

                  c. Repurchase of Product Inventory. Upon expiration of this Agreement, upon the termination of this Agreement by Distributor in accordance with Section 13 or upon the termination of this Agreement by the Company in accordance with Section 13(a), the Company shall repurchase from Distributor any current, non-damaged Products with serial numbers contained in Distributor`s inventory ("Serial Product Inventory") and any demonstration Products in Distributor's possession ("Demonstration Products"), as of such date. Upon termination of this Agreement by the Company in accordance with Section 13 (b), (c) or (d), the Company shall have the option to repurchase, in its sole discretion, the Serial Product Inventory and the Demonstration Products. Upon expiration or any termination of this Agreement, for whatever reason, the Company shall have the option to repurchase, in its sole discretion, the non-serial numbered Products in Distributor's inventory ("Non-Serial Product Inventory").

         The Company shall pay to Distributor, within thirty (30) days after its receipt of the repurchased Product inventory, the original purchase price paid by Distributor for the repurchased Product inventory, less
         (i) a fifteen percent (15%) restocking charge for the Serial or Non-Serial Product Inventory which was purchased by Distributor no more than six (6) months prior to the effective date of expiration or termination, less (ii) a twenty five percent (25%) restocking charge for Serial or Non-Serial Product Inventory purchased more than six months prior to the effective date of expiration or termination, and less (iii) accumulated appreciation on the Demonstration Product Inventory. The Company shall also deduct from such payment any and all taxes, shipping and handling costs incurred in the repurchase of such Product inventory. Distributor shall have the right to sell any

         Products in its inventory, which are not repurchased by the Company as provided above, for a period of ninety (90) days following the effective date of expiration or termination.

                  d. Sales By Company. During any termination notification period required under this Agreement or as required under any applicable law or statute, the Company shall have the right to directly contact and sell the Products to customers in the Territory. The Company shall pay to Distributor the percentage commission set forth in Exhibit C on any order for Products solicited by the Company which is submitted by a customer located in the Territory prior to the effective date of termination of this Agreement within ten (10) days after receipt of payment from the customer for such order.

         15.      General Provisions.

                  a. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been delivered (i) when received, if personally delivered or
         (ii) one business day after being sent by a nationally recognized overnight courier service which provides a return-receipt, delivery fee prepaid and is addressed to the appropriate party using the address as stated under such party's signature space on this Agreement. If either party changes its address, such party shall provide written notice of such change to the other party, however, such change of address shall not be effective until actually received by the other party.

                  b. Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter of this Agreement.

                  c. Modification or Waiver. No purported amendment, modification or waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence of such circumstance or event.

                  d. Assignment. Distributor shall not assign, transfer or sell all or any part of Distributor's rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of the Company and of any permitted successors and assigns of Distributor as provided above.

                  e. Severability and Interpretation. In the event that a court of competent jurisdiction holds a provision of this Agreement invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

                  f. Injunctive Relief. In addition to any other relief afforded by law, the Company shall have the right to enforce covenants contained in Sections 5.b., 7, 8, and 12.a. hereof by specific performance and preliminary, temporary and permanent injunctive relief against Distributor and any other person concerned thereby. Damages, specific performance and injunctive relief are all proper modes of relief and shall not be considered alternative remedies.

                  g. LIMITATION OF REMEDY. THE COMPANY SHALL HAVE NO LIABILITY TO DISTRIBUTOR FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY OR OTHER CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE FOR ANY FAILURE TO TIMELY DELIVER PRODUCT.

                  h. No Third Party Beneficiaries. No person or entity is a third party beneficiary to this Agreement.

                  i. Survival. The provisions contained in Sections 8, 9, 12 and 13 shall survive the execution and termination of this Agreement.

                  j. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the relationship between the parties shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association ("AAA"). Such arbitration shall be conducted exclusively in the metropolitan area of New York, New York or such other location as the parties may mutually agree. The arbitration shall be conducted by one (1) arbitrator mutually agreed upon between the parties. If the parties are unable to agree upon a single arbitrator within thirty (30) days after one party has delivered written notice to the other party requesting arbitration of a stated dispute, each party shall select one arbitrator and the selected arbitrators shall select a third arbitrator in accordance with the AAA Rules. The decision of the arbitrator(s) shall be final and accorded full faith and credit and entitled to recognition and enforcement by the federal and state courts of the United States. Any arbitration award shall set forth findings of fact and conclusions of law. The parties may pursue preliminary injunctive or offer temporary relief in any court of competent jurisdiction pending the outcome of arbitration.

         The parties have executed this Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.


                                   CRITICAL CARE CONCEPTS, INC.
                                   ("Distributor")


                                   By /s/ Robert M Stonikas
                                      Its President
                                   Address:
                                   3135 Avalon Ridge Place, Suite 200
                                   Norcross GA 30071


                                   MEDWAVE, INC
                                   (the "Company")


                                   By /s/ Tim O'Malley
                                      Its  President
                                   Address:
                                   4382 Round Lake Road West
                                   Arden Hills, MN 55112-3923